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                                                                     EXHIBIT 4.4

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                                    September 25, 1996


Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Financial Guaranty Insurance Company
115 Broadway
New York, New York  10006

            Re: Underwriting Agreement dated September 11, 1996 (the "Underwriting Agreement") between Advanta Mortgage Conduit Services, Inc. ("Advanta") and Morgan Stanley & Co. Incorporated (as Representative of the Underwriters, the "Representative") and Indemnification Agreement dated as of September 1, 1996 (the "Indemnifica- tion Agreement") among Financial Guaranty Insurance Company (the "Certificate Insurer"), Advanta and the Representative and the Insurance and Indemnity Agreement dated as of September 1, 1996 (the "Insurance Agreement") among the Certificate Insurer, Advanta, and Advanta Mortgage Corp. USA ("USA")

Ladies and Gentlemen:

            Pursuant to the Underwriting Agreement, the Indemnification Agreement and the Insurance Agreement (together, the "Designated Agreements"), Advanta has undertaken certain financial obligations with respect to the indemnification of the Underwriter and of the Certificate Insurer with respect to the Registration Statement, the Prospectus and the Prospectus Supplement described in the Designated Agreements. Any financial obligations of Advanta under the Designated Agreements, whether or not specifically enumerated in this paragraph, are hereinafter referred to as the "Joint and Several Obligations"; provided, however, that "Joint and Several Obligations" shall mean only the financial obligations of Advanta under the Designated Agreements (including the payment of money damages for a breach of any of Advanta's obligations under the Designated Agreements, whether financial or otherwise) but shall not include any obligations not relating to the payment of money.

            As a condition of their respective executions of the Underwriting Agreement, the Indemnification Agreement and the Insurance Agreement, the Underwriter and the Certificate Insurer have required the undersigned, Advanta Mortgage Holding Company


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("AMHC"), the parent corporation of Advanta, to acknowledge its joint-and-several liability with Advanta for the payment of the Joint and Several Obligations under the Designated Agreements.

            Now, therefore, the Underwriter, the Certificate Insurer and AMHC do hereby agree that:

            (i) AMHC hereby agrees to be absolutely and unconditionally jointly and severally liable with Advanta to the Underwriter for the payment of the Joint and Several Obligations under the Underwriting Agreement.

            (ii) AMHC hereby agrees to be absolutely and unconditionally jointly and severally liable with Advanta to the Certificate Insurer for the payment of the Joint and Several Obligations under the Indemnification Agreement and the Insurance Agreement.

            (iii) AMHC may honor its obligations hereunder either by direct payment of any Joint and Several Obligations or by causing any Joint and Several Obligations to be paid to the Underwriter or to the Certificate Insurer, as applicable, by Advanta or another affiliate of AMHC.


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            Capitalized terms used herein and not defined herein shall have their respective meanings as set forth in the Agreement.

                                    Very truly yours,

                                    ADVANTA MORTGAGE HOLDING COMPANY


                                    By:___________________________
                                    Mark A. Casale
                                    Vice President

CONFIRMED AND ACCEPTED, as of the date first above written:

FINANCIAL GUARANTY INSURANCE COMPANY


By:_________________________________
   Name:
   Title:


MORGAN STANLEY & CO. INCORPORATED
as Representative of the Underwriters

By:_________________________________




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